Exhibit 99.1

Crane Co.	NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. REPORTS FIRST QUARTER RESULTS OF $0.37 PER SHARE

STAMFORD, CONNECTICUT – April 22, 2004 - Crane Co. (NYSE: CR) reports first quarter 2004 net income increased 34% to $22.2 million, or $0.37 per share, compared with net income of $16.5 million or $0.28 per share reported for the first quarter 2003.

Sales increased $71.8 million, or 19%, in the first quarter 2004 to $448.3 million compared with $376.5 million in the first quarter 2003. The sales increase included approximately $42 million from acquisitions, $16 million from favorable foreign currency translation and $14 million from improvements in base businesses. Operating profit increased 37% in the first quarter 2004 to $38.7 million compared with $28.2 million in the first quarter 2003. The $10.5 million increase in operating profit reflects improved performance in all segments and includes $4.7 million from the recent acquisitions. Operating profit margin for the first quarter 2004 was 8.6% compared with 7.5% in the first quarter 2003.

The Company has furnished a copy of this press release to the Securities and Exchange Commission on Form 8-K, which includes updated information through March 31, 2004 with respect to the Company’s asbestos liability, including pending claims, settlement costs, defense costs and other information in the format contained in the Company’s Form 10-Q and Form 10-K.

Market Conditions

Market conditions strengthened at many of our businesses during the first quarter 2004. The Aerospace & Electronics Segment experienced both solid demand from the military market and favorable order trends from commercial original equipment manufacturers (“OEM”). In the Engineered Materials Segment, demand for fiberglass-reinforced panels to the recreational vehicle (“RV”) and truck trailer markets remained strong. Demand for European coin changing equipment and North American vending machines remained depressed for the Merchandising Systems Segment. The Fluid Handling Segment saw order trend improvement toward the end of the quarter, from both increased project orders and a more stable maintenance, repair and overhaul (“MRO”) environment. Demand in the important chemical process industry remained weak. Order backlog at March 31, 2004 totaled $525.7 million, a 16% improvement over backlog of $451.7 million at December 31, 2003, with increases across all groups and segments, particularly in Aerospace & Electronics.

Financial Position

During the first quarter 2004, the Company used $2.1 million in cash flow for operating activities versus generating $22.6 million in the first quarter 2003. This change was due to $25 million of additional working capital, primarily increased receivables, in support of the higher sales levels and a $3.4 million increase in asbestos cash payments. The Company invested $50.6 million for acquisitions and $23.5 million for the repurchase of 755,500 shares during the first quarter 2004. The Company paid $6.0 million in dividends to shareholders, and invested $5.1 million in capital expenditures. Net debt to capital was 29.9% at March 31, 2004, compared with 24.4% at December 31, 2003.

Segment Results

Aerospace & Electronics sales of $119.3 million increased $31.9 million, or 37%, in the first quarter 2004 compared with sales of $87.4 million in the first quarter 2003. First quarter 2004 included $23.8 million in sales from P.L. Porter, acquired in late January 2004, and Signal Technology Corporation (“STC”), acquired in May 2003. Operating profit of $20.2 million increased $3.4 million, or 20%, compared with $16.9 million in the first quarter 2003, primarily due to $3.2 million in operating profit from the P.L. Porter and STC acquisitions. Operating profit margins were 17.0% in the first quarter 2004, compared with 19.3% in the first quarter 2003, attributable to unfavorable mix from lower commercial aftermarket spares volume compared with unusually strong spares shipments in the prior year first quarter, market pricing pressure and lower margins in the recently acquired businesses which have not yet been fully integrated into the Company.

Aerospace Group sales of $73.1 million in the first quarter 2004 increased $10.9 million, or 18%, from $62.2 million in the prior year first quarter, primarily due to $6.8 million of sales from the P.L. Porter acquisition and increased OEM shipments. First quarter 2004 operating profit was flat compared with the first quarter 2003, as positive P.L. Porter performance was offset by unfavorable mix from both stronger but lower margin military and commercial OEM volume and lower shipments of commercial aftermarket spares in the first quarter 2004 compared with unusually high spares shipments in the first quarter 2003.

Electronics Group sales of $46.4 million in the first quarter 2004 increased $21.1 million, or 84%, from $25.3 million in the first quarter 2003. STC accounted for $16.9 million of the sales increase. Operating profit increased 89% compared with the prior year first quarter, reflecting the STC acquisition and increased military/government demand for power solutions and supplies.

The Aerospace & Electronics Segment backlog was $320.0 million at March 31, 2004, a $42.8 million, or 15%, improvement compared with $277.2 million at December 31, 2003. This increase principally resulted from three large multi-year orders received in the first quarter 2004, specifically a $16 million order for a Federal Express retrofit program, with shipments beginning in late 2004, and $15 million for two follow-on microelectronics contract awards to the STC Advanced Integrated Systems Division, as well as $8 million in backlog at P.L. Porter.

Management now expects operating profit for this segment to be moderately higher in 2004, compared with 2003. The upward revision reflects the combined impacts of incremental business from the P.L. Porter acquisition, improving market conditions and continued operating cost discipline, which are expected to offset certain higher raw material prices and more challenging customer purchasing patterns and price pressures.

Engineered Materials sales of $69.0 million increased $6.1 million, or 10%, in the first quarter 2004 compared with sales of $62.9 million in the first quarter 2003. Segment operating profit of $15.5 million in the first quarter 2004 increased $2.6 million, or 20%, compared with operating profit of $13.0 million in the first quarter 2003. First quarter 2004 results reflect continued strong demand for fiberglass-reinforced panels in both the RV and truck trailer markets. Operating profit margins improved to 22.5% from 20.6% in the prior year quarter as a result of favorable product mix. Backlog at March 31, 2004 was $17.6 million, an increase of $5.8 million, or 49%, over the $11.8 million backlog at December 31, 2003.

Management now expects operating profit for this segment to be moderately higher in 2004, compared with 2003. The upward revision reflects additional strength in the RV market which is expected to offset higher raw material costs.

Merchandising Systems sales of $39.5 million in the first quarter 2004 increased $1.8 million, or 5%, compared with sales of $37.6 million in the first quarter 2003. Excluding $2.4 million of favorable foreign currency translation, sales declined slightly in the quarter for this segment. Operating profit of $0.5 million in the first quarter 2004 compared favorably to the operating loss of $2.1 million in the first quarter 2003, reflecting $1.5 million in lower severance costs in the European coin changer business and benefits realized from prior year workforce reductions. Crane Merchandising Systems (“CMS”) first quarter 2004 sales were slightly higher than the prior year first quarter due to favorable foreign currency translation. CMS operating profit was slightly below the first quarter 2003 which had more favorable cost absorption from higher inventory production in anticipation of a strike that was ultimately averted. NRI first quarter 2004 sales improved slightly compared with the prior year first quarter partly due to favorable foreign currency translation. NRI continued to experience operating losses, although significantly less than in the prior year first quarter. Severance costs at NRI in the first quarter 2004 were $1.2 million versus $2.7 million in the prior year first quarter, reflecting continued efforts to right-size the business. Backlog at March 31, 2004 was $11.2 million, an improvement of $0.9 million, or 8%, over the $10.3 million backlog at December 31, 2003.

Management continues to expect the Merchandising Systems 2004 operating profit to be above prior year reflecting reduced losses at NRI and strong cost control and new product initiatives at CMS. End market demand is expected to remain weak.

Fluid Handling sales of $203.9 million increased $30.4 million, or 18%, in the first quarter 2004 compared with sales of $173.5 million in the first quarter 2003. The first quarter 2004 increase included $18.0 million in combined sales from the Hattersley brand acquired in January 2004 and the pipe coupling and fittings businesses acquired from Etex in June 2003, and $12 million in favorable foreign currency translation impact. Operating profit of $8.7 million in the first quarter 2004 increased $1.3 million, or 18%, compared with $7.4 million in the first quarter 2003, from increases at Crane Ltd., Pumps & Systems and Crane Supply. Operating profit margins were 4.3% in both the first quarter 2004 and first quarter 2003.

Valve Group first quarter 2004 sales of $113.3 million increased $10.5 million, or 10%, compared with sales of $102.9 million in the prior year first quarter. The sales increase included $7 million from favorable foreign currency translation. First quarter operating profit was even compared with the first quarter 2003. Benefits from prior year cost reduction initiatives and improved orders should strengthen margins in the second quarter.

Crane Ltd. first quarter 2004 sales more than doubled to $28.4 million from $12.0 million in the prior year first quarter. The acquisitions of the Hattersley valve brands in January 2004 and the pipe coupling and fittings businesses acquired from Etex in June 2003 provided sales of $18.0 million which, combined with favorable foreign currency translation of $1.3 million, offset weakness in base business sales. Operating profit increased 22% on higher volume from acquisitions and realization of synergies from consolidating manufacturing of acquired product lines into existing facilities. First quarter 2004 sales in the pump business were 5% above the prior year first quarter on strong demand from several new large customers. Operating profit margin was 10.6% for the first quarter 2004 compared with 7.8% in the first quarter 2003. Crane Supply sales in the first quarter 2004 increased 11% from the first quarter 2003 due to $3.6 million in favorable foreign currency translation, which offset volume shortfalls due to weather impacts on the construction industry across Canada. Operating profit improved 19% due to strong margin and cost discipline. Resistoflex-Industrial sales and operating profit declined in the first quarter of 2004 as this business continued to suffer from weak demand in the chemical process industry. Total segment backlog at March 31, 2004 was $164.0 million, an improvement of $23.8 million, or 17%, over the $140.2 million backlog at December 31, 2003.

Management continues to expect a strong increase in operating profit in 2004. During the first quarter 2004, the Fluid Handling segment experienced some improvement in orders for both project and MRO business, which is expected to continue. The Company has been and will continue to implement price increases to offset increasing raw material costs, but expects a net negative impact from higher raw material costs on operating performance in the second quarter 2004 and possibly beyond. However, the combined benefits of improving markets, realization of cost reductions achieved through facility closures and severance actions, and continued focus on productivity improvements should offset higher commodity costs.

Controls sales of $16.8 million increased 10% in the first quarter 2004 compared with sales of $15.2 million in the first quarter 2003. Operating profit more than doubled to $0.9 million from $0.4 million in the first quarter 2003. Sales and operating profit improvements were attributable to increased demand for air suspension valves and pressure and control valve orders into the hydraulics market at Barksdale and for products sold into the oil and gas exploration markets at Azonix. Backlog was $13.0 million as of March 31, 2004, a 7% improvement compared with $12.2 million at December 31, 2003.

Management continues to expect operating profit from Controls to increase in 2004.

Corporate expenses were $7.2 million in the first quarter 2004 compared with $7.4 million in the first quarter 2003.

Outlook for Second Quarter and Full Year 2004

The Company expects second quarter 2004 earnings per share to be in the range of $0.48 to $0.53. The Company is raising its full year 2004 earnings per share guidance range to $1.90 to $2.05, compared with previous guidance of $1.85 to $2.00, reflecting strengthening market conditions and incremental earnings from the 2004 acquisitions. The Company cautions, however, that new asbestos claims filed in certain jurisdictions and the costs of defending and settling asbestos claims increased significantly in the first quarter of 2004, as set forth in the

Company’s Form 8-K filed with the earnings release. Historically, the rate of new claims and related costs has varied significantly from quarter to quarter. While one quarter is not indicative of a trend, if this pace continues it could have an adverse effect on the Company’s estimate of its asbestos liability.

Free cash flow (cash flow from operating activities, less dividends and capital expenditures) is expected to be in the range of $90 to $110 million in 2004, down from our prior guidance of $110 to $120 million, reflecting working capital needs to support higher sales levels and increased asbestos payments. The timing of the cash payments associated with asbestos costs is dependent on many factors including the number of claims in active proceedings, terms of settlements and variability in the proportion and timing of insurance reimbursements among multiple insurers. Please see the Company’s Form 8-K filed with this earnings release for a discussion of the Company’s asbestos liability.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter’s financial results on Friday, April 23rd, 2004 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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